AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

OF

JEFFREY D. GASH

        AMENDMENT NO. 1, effective as of July 1, 2001 (“Amendment”), to that certain Employment Agreement, dated effective as of July 1, 1998 (the “Employment Agreement”), between Jaco Electronics, Inc., a New York corporation (“Jaco”), and Jeffrey D. Gash (hereinafter referred to as “Gash”), pursuant to which Gash has been employed as Vice President of Finance of Jaco. Terms not defined in this Amendment shall have such meanings otherwise ascribed to them in the Employment Agreement.

        WHEREBY, Jaco and Gash desire to amend the Employment Agreement to properly reflect the intention of the parties.

        NOW, THEREFORE, in consideration of the premises hereinafter set forth, the parties, intending to be legally bound, agree as follows:

                    1.             Section 9 of the Employment Agreement entitled, “Consolidation; Merger; Change of Control”, is hereby deleted and replaced in its entirety by the following:

                                    9.1             In the event of any consolidation or merger of Jaco into or with another corporation during the Employment Period, and Jaco is not the surviving entity, or the sale of all or substantially all of the assets of Jaco to another corporation during the Employment Period, or in the event that fifty (50%) percent or more of the voting common stock of Jaco shall be owned by one or more individuals or entities, who are acting in concert or as part of an affiliated group (other than a group one of the members of which is Gash) at any time during the Employment Period, (the occurrence of any of the foregoing, a "Change of Control"), then (i) within thirty (30) days of the occurrence of such event, Jaco shall pay or cause to be paid to Gash a certified or cashier's check in an amount equal to two hundred percent (200%) of the average of Gash's Base Salary plus Cash Bonus for the previous five (5) years, and (ii) this Employment Agreement may be assigned by Jaco or any such successor or surviving corporation with the prior written consent of Gash.

                                    9.2            Notwithstanding the provisions of Section 9.1 above, any such payments shall be made only in an amount which, when taken together with the present value of all other payments to Gash that are contingent on a Change of Control of Jaco, computed in accordance with the provisions of Section 280G(d)(4) of the Internal Revenue Code of 1986 (the "Code"), does not equal or exceed three times Gash's "Base Amount", as computed in accordance with Code Section 280G(b)(3)."

                    2.             Notwithstanding the foregoing restatement of Section 9 of the Employment Agreement, all other provisions of the Employment Agreement shall continue in full force and effect.

                                    IN WITNESS WHEREOF, the undersigned have each caused this Amendment to be executed by its duly authorized representative, effective as of the date first written above.

                                                 JACO ELECTRONICS, INC.

                                                By: /s/ Joel Girsky
                                                Name:Joel Girsky
                                                Title:President

                                                /s/ Jeffrey D. Gash
                                                   Jeffrey D. Gash